News Release

Exhibit 99

Media:	Investor Relations:
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL REPORTS 2005 SALES OF $27.7 BILLION; EARNINGS PER SHARE UP 30%; CASH FLOW FROM OPERATIONS OF $2.4 BILLION

2006 Earnings Per Share Guidance Increased to $2.40 - $2.50

MORRIS TOWNSHIP, N.J. -- January 26, 2006--Honeywell (NYSE: HON) today announced that 2005 full-year sales increased 8% to $27.7 billion versus 2004. Earnings per share were $2.12 (excluding the tax charge associated with the repatriation of foreign earnings related to the provisions of the American Jobs Creation Act of 2004), $1.94 on a reported basis. Full-year cash flow from operations was $2.4 billion and free cash flow (cash flow from operations less capital expenditures) was $1.8 billion.

Fourth-quarter sales were up 10% to $7.3 billion. Earnings were up 107% to $0.62 per share versus $0.30 per share in 2004. Cash flow from operations was $839 million and free cash flow was up 13% to $611 million from $540 million in the fourth quarter last year.

“2005 was another good year for Honeywell,” said Chairman and Chief Executive Officer Dave Cote. “Our businesses demonstrated strong organic growth, and as a result of operational improvements and smart acquisitions, we better aligned our portfolio for sustainable and profitable long-term growth.”

“We are confident in our outlook for 2006 given the strength of the global economy, favorable macro-trends, such as energy efficiency, safety and security, and continued strong operational execution,” continued Cote. “Sales are expected to top $30 billion and we anticipate margin expansion in each of our businesses. We are increasing the low end of our 2006 EPS range by $0.05, as a result of lower than anticipated pension expense, to $2.40 - $2.50.”

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Fourth Quarter Segment Highlights

Aerospace

•	Sales were up 8%, compared with the fourth quarter of 2004, driven by strong Air Transport and Business and General Aviation OE deliveries, which were partially offset by lower FAA mandate sales.
•	Segment margins were 17.2%, compared with 16.9% a year ago, due to strong volume growth partially offset by lower FAA mandate sales and continued investment in ERP.
•

Lufthansa Airlines selected Honeywell’s Runway Awareness and Advisory System (RAAS) on its fleet of 251 aircraft.  RAAS is a safety system designed to improve situational awareness during airport operations and reduce runway incursions.  Other airlines that have purchased RAAS include Malaysia Airlines, Thai Airlines, FedEx, Air France and Alaska Airlines.

•

Honeywell’s Ovation™ C Series cabin management system was selected for installation on Gulfstream's G150 aircraft.  Ovation C Series has been installed on more than 600 business aircraft to date.  Honeywell’s content on the G150 includes engines, cabin pressure control systems, auxiliary power units, external lighting and cabin management systems and is valued at $500 million over the anticipated life of the program.

•

Honeywell won the U.S. Army contract for Total InteGrated Engine Revitalization (TIGER), a program that will improve and extend the life of the AGT1500 turbine engine used to power the Abrams family of vehicles. The TIGER contract includes an initial 12-month term worth $69 million and three one-year options. The performance-based contract has a potential value of $1.4 billion over 48 months.

Automation and Control Solutions

•

Sales were up 22%, compared with the fourth quarter of 2004, driven by the impact of acquisitions of 17% and organic sales growth of 5%, primarily in the Life Safety, Environmental Combustion and Controls and Security businesses.

•	Segment margins were 12.4%, compared with 12.1% a year ago, as strong volume growth and productivity more than offset the negative impact of inflation and the dilutive impact of acquisitions.
•

Security was awarded a $3 million contract to equip George Bush Intercontinental and William P. Hobby airports in Houston, Texas, with Radar Video Surveillance, which tracks ground-based moving targets. Both airports will also serve as beta sites for Honeywell’s Advanced Video Processing System, which monitors and analyzes certain behaviors captured by video.  These two “first-of-its-kind” perimeter and intrusion detection systems provide the airports with the most advanced surveillance capabilities of any airport in the United States.

•

Building Solutions secured more than $20 million of energy-savings and modernization contracts with key wins at Luke Air Force Base, Glendale, Ariz., and at Highland Community Unit School District No. 5 in Highland, Ill. Luke Air Force Base will significantly lower energy and operational costs through infrastructure improvements, renewable energy saving measures and long-term preventive maintenance services. The Highland school upgrades will modernize buildings, increase student and faculty comfort and safety, and reduce carbon dioxide emissions.

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•

Process Solutions signed an $11 million contract, to be completed over the next 3 years, with Bulgaria’s largest thermal power operator to supply its Experion® Process Knowledge System, field instrumentation, basic design, and engineering and installation services.

Transportation Systems

•

Sales were down 3%, compared with the fourth quarter of 2004, due to a shift in European consumer demand among automotive platforms, the impact of slightly lower European light vehicle production on Turbo Technologies sales and the exit of the Friction Materials OE braking business in North America, offset by continued growth in Turbo Technologies North American sales and the Consumer Products Group.

•

Segment margins were 11.0%, compared with 12.8% a year ago, due to higher raw material costs, unfavorable mix and the additional operational costs associated with the exit of the Friction Materials OE braking business in North America, partially offset by productivity gains.

•

Turbo Technologies was selected by Hyundai to provide its third-generation VNT™ turbo technology and its dual-stage turbocharger for two new engine platforms. Estimated volume of the program is 280,000 units per year, commencing in 2008.

•	Honeywell completed the exit of the Friction Materials OE braking business in North America with the closing of its facilities in Cleveland, Tenn. and Lynn Haven, Fla.

Specialty Materials

•

Sales were flat, compared with the fourth quarter of 2004, driven by 7% organic growth, primarily in the Electronic Materials and Resins and Chemicals businesses and the acquisition of UOP LLC, offset by the loss of sales from the divested Performance Fibers, Industrial Wax and North American nylon carpet fiber operations.

•	Segment margins were 7.2%, compared with 5.4% a year ago, with price increases and volume growth more than offsetting higher raw material costs and the net impact of acquisitions and divestitures.
•

Honeywell completed the acquisition of full ownership of UOP LLC, a leading international supplier and licensor of process technology, catalysts, process plants and consulting services to the petroleum refining, petrochemical and gas processing industries.

•

Spectra Shield® composite material will armor 164 U.S. Marine Corps Sea Knight helicopters with Light Weight Armor Replacement System kits. The Sea Knight helicopters help the Marine Corps provide all-weather, day-or-night assault transport of combat troops, supplies and equipment.

•	Specialty Materials completed the divestiture of its North American nylon carpet fiber operations. The remaining business has been renamed Honeywell Resins and Chemicals.

Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. EST start. Please mention to the operator that you are dialing in for Honeywell’s investor conference

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call. The live webcast of the investor call will be available through the "Investor Relations" section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m. EST, January 26, until 5:00 p.m. EST, February 2, by dialing (706) 645-9291. The access code is 4024481.

Honeywell International is a $28 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.

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Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended December 31,
	2005		2004
Product sales	$5,847		$5,393
Service sales	1,428		1,247
	7,275		6,640

Costs, expenses and other
Cost of products sold	4,652	(A)	4,561	(D)
Cost of services sold	976	(A)	897	(D)
Selling, general and administrative expenses	936		865	(D)
(Gain) loss on sale of non-strategic businesses	(25	)(B)	15	(E)
Equity in (income) loss of affiliated companies	(52	)(A)	(34)
Other (income) expense	(34)		(14	)(D)
Interest and other financial charges	96		84
	6,549		6,374
Income from continuing operations before taxes	726		266
Tax expense	215		13
Income from continuing operations	511		253
Income from discontinued operations, net of taxes	30		—
Cumulative effect of accounting change, net of taxes	(21	)(C)	—
Net income	$520		$253
Earnings per share of common stock - basic:
Income from continuing operations	$0.61		$0.30
Income from discontinued operations	0.04		—
Cumulative effect of accounting change	(0.03)		—
Net income	$0.62		$0.30
Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.61		$0.30
Income from discontinued operations	0.04		—
Cumulative effect of accounting change	(0.03)		—
Net income	$0.62		$0.30
Weighted average number of shares outstanding-basic	836		854
Weighted average number of shares outstanding -assuming dilution	839		857
(A)	Cost of products and services sold include provisions of $80 million (net of a $73 million credit related to a re-estimation of NARCO-related asbestos reserves in connection with the resolution of certain outstanding claims) for environmental, litigation, net repositioning and other charges. Equity in (income) loss of affiliated companies includes a $15 million gain on the sale of an equity investment. Total net pretax charges were $65 million (after-tax $54 million, or $0.06 per share).
(B)	Represents pretax gain on the sale of our Nylon business and adjustments related to businesses sold in prior periods (after-tax $3 million, with no effect on earnings per share).
(C)	Effective December 31, 2005, we adopted the Financial Accounting Standards Board (FASB) Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143", which resulted in an after-tax cumulative effect expense adjustment of $21 million, or $0.03 per share.
(D)	Cost of products and services sold, selling, general and administrative expenses and other (income) expense include provisions of $355, $16 and $5 million, respectively, for environmental, litigation, net repositioning and other charges. The total net pretax charges were $376 million (after-tax $227 million, or $0.26 per share).
(E)	Represents the pretax loss on the sale of our Performance Fibers business, and adjustments related to businesses sold in prior periods (after-tax $3 million, with no effect on earnings per share).

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Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Twelve Months Ended December 31,
	2005		2004
Product sales	$22,258		$20,408
Service sales	5,395		5,193
	27,653		25,601
Costs, expenses and other
Cost of products sold	17,655	(A)	17,022	(E)
Cost of services sold	3,843	(A)	3,681	(E)
Selling, general and administrative expenses	3,707	(A)	3,316	(E)
(Gain) loss on sale of non-strategic businesses	(36	)(B)	(255	)(F)
Equity in (income) loss of affiliated companies	(134	)(A)	(82	)(E)
Other (income) expense	(61	)(A)	(92)	(E) (G)
Interest and other financial charges	356		331
	25,330		23,921
Income from continuing operations before taxes	2,323		1,680
Tax expense	742	(C)	399
Income from continuing operations	1,581		1,281
Income from discontinued operations, net of taxes	95		—
Cumulative effect of accounting change, net of taxes	(21	)(D)	—
Net income	$1,655		$1,281
Earnings per share of common stock - basic:
Income from continuing operations	$1.87		$1.49
Income from discontinued operations	0.11		—
Cumulative effect of accounting change	(0.03)		—
Net income	$1.95		$1.49
Earnings per share of common stock - assuming dilution:
Income from continuing operations	$1.86		$1.49
Income from discontinued operations	0.11		—
Cumulative effect of accounting change	(0.03)		—
Net income	$1.94		$1.49
Weighted average number of shares outstanding-basic	849		859
Weighted average number of shares outstanding-assuming dilution	852		862
(A)	Cost of products and services sold, selling, general and administrative expenses, equity in (income) loss of affiliated companies and other (income) expense include provisions of $357 million (net of a $73 million credit related to a re-estimation of NARCO-related asbestos reserves in connection with the resolution of certain outstanding claims and a $67 million credit for a favorable arbitration ruling), $43, $2 and $10 million, respectively, for environmental, litigation, net repositioning and other charges (credits). Equity in (income) loss of affiliated companies also includes a $15 million gain on the sale of an equity investment. Total net pretax charges were $397 million (after-tax $296 million, or $0.35 per share).
(B)	Represents pretax gain on the sale of our Nylon business and adjustments related to businesses sold in prior periods, partially offset by the pretax loss on the sale of our Industrial Wax business (after-tax gain $60 million, or $0.07 per share). The after-tax gain has been impacted by the higher tax basis than book basis on the sale of our Industrial Wax business.
(C)	Includes a tax provision of $155 million, or $0.18 per share for the repatriation of foreign earnings related to the provisions of the American Jobs Creation Act of 2004.
(D)	Effective December 31, 2005, we adopted the Financial Accounting Standards Board (FASB) Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143", which resulted in an after-tax cumulative expense adjustment of $21 million, or $0.03 per share.
(E)	Cost of products and services sold, selling, general and administrative expenses, equity in (income) loss of affiliated companies and other (income) expense include provisions of $739, $25, $6 and $5 million, respectively, for environmental, litigation, net repositioning and other charges. Total net pretax charges were $775 million (after-tax $476 million, or $0.55 per share).
(F)	Represents the pretax gains on the sales of our VCSEL Optical Products and Security Monitoring businesses, the pretax loss on the sale of our Performance Fibers business, and adjustments related to businesses sold in prior periods (after-tax $144 million, or $0.17 per share).
(G)	Includes a gain of $27 million (after-tax $17 million, or $0.02 per share) related to the settlement of a patent infringement lawsuit.

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Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Periods Ended December 31,
Net Sales	Three Months		Twelve Months
	2005	2004	2005	2004
Aerospace	$2,725	$2,523	$10,497	$9,748

Automation and Control Solutions	2,592	2,122	9,416	8,031

Specialty Materials	865	864	3,234	3,497

Transportation Systems	1,093	1,130	4,505	4,323

Corporate	—	1	1	2

Total	$7,275	$6,640	$27,653	$25,601

	Periods Ended December 31,
Segment Profit	Three Months		Twelve Months
	2005	2004	2005	2004
Aerospace	$469	$426	$1,703	$1,479

Automation and Control Solutions	322	257	1,065	894

Specialty Materials	62	47	257	184

Transportation Systems	120	145	557	575

Corporate	(44)	(41)	(173)	(158)

Total Segment Profit	929	834	3,409	2,974

Gain (loss) on sale of non-strategic businesses	25	(15)	36	255

Equity in income of affiliated companies	52	34	134	82

Other income	34	14	61	92

Interest and other financial charges	(96)	(84)	(356)	(331)

Pension and other postretirement benefits (expense) (A)	(138)	(146)	(561)	(628)

Repositioning, environmental, litigation and other (charges) credits (A)	(80)	(371)	(400)	(764)

Income from continuing operations before taxes	$726	$266	$2,323	$1,680

(A)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

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Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,234	$3,586
Accounts, notes and other receivables	4,904	4,243
Inventories	3,401	3,160
Deferred income taxes	1,243	1,289
Other current assets	655	542
Assets held for disposal	525	—
Total current assets	11,962	12,820

Investments and long-term receivables	370	542
Property, plant and equipment - net	4,658	4,331
Goodwill	7,660	6,013
Other intangible assets - net	1,597	1,241
Insurance recoveries for asbestos related liabilities	1,302	1,412
Deferred income taxes	588	613
Prepaid pension benefit cost	2,716	2,985
Other assets	1,441	1,105
Total assets	$32,294	$31,062

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$2,886	$2,564
Short-term borrowings	275	28
Commercial paper	754	220
Current maturities of long-term debt	995	956
Accrued liabilities	5,359	4,971
Liabilities related to assets held for disposal	161	—
Total current liabilities	10,430	8,739

Long-term debt	3,082	4,069
Deferred income taxes	503	397
Postretirement benefit obligations other than pensions	1,786	1,713
Asbestos related liabilities	1,549	2,006
Other liabilities	3,690	2,886
Shareowners' equity	11,254	11,252
Total liabilities and shareowners' equity	$32,294	$31,062

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Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$520	$253	$1,655	$1,281
Adjustments to reconcile net income to net cash provided
by operating activities:
Cumulative effect of accounting change	21	—	21	—
(Gain) loss on sale of non-strategic businesses	(25)	15	(36)	(255)
Repositioning, environmental, litigation and other charges (credits)	65	376	397	775
Severance and exit cost payments	(66)	(41)	(171)	(164)
Environmental payments	(89)	(129)	(247)	(248)
Asbestos related liability payments	(332)	(94)	(750)	(518)
Insurance receipts for asbestos related liabilities	50	6	160	67
Depreciation and amortization	169	156	685	650
Undistributed earnings of equity affiliates	(38)	(22)	(30)	(75)
Deferred income taxes	(40)	71	41	223
Pension and other postretirement benefits expense	138	146	561	628
Pension contributions - U.S. plans	—	(30)	—	(40)
Other postretirement benefit payments	(47)	(55)	(192)	(207)
Other	(31)	(19)	(30)	(121)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	179	(152)	(94)	(470)
Inventories	123	(42)	37	(84)
Other current assets	41	(78)	61	(77)
Accounts payable	212	222	181	408
Accrued liabilities	(11)	183	193	480
Net cash provided by operating activities	839	766	2,442	2,253

Cash flows from investing activities:
Expenditures for property, plant and equipment	(228)	(226)	(684)	(629)
Proceeds from disposals of property, plant and equipment	32	26	71	38
Decrease in investments	—	—	285	80
(Increase) in investments	—	(115)	—	(115)
Cash acquired in acquisition of Novar plc	—	—	86	—
Cash paid for acquisitions	(718)	(164)	(2,765)	(384)
Proceeds from sales of businesses	962	35	997	426
Net cash provided by (used for) investing activities	48	(444)	(2,010)	(584)

Cash flows from financing activities:
Net increase in commercial paper	329	200	534	220
Net increase (decrease) in short-term borrowings	91	5	100	(121)
Payment of debt assumed in the acquistion of Novar plc	—	—	(702)	—
Proceeds from issuance of common stock	33	12	167	74
Payments of long-term debt	(834)	(6)	(982)	(29)
Repurchases of common stock	(554)	(382)	(1,133)	(724)
Cash dividends on common stock	(172)	(160)	(700)	(643)
Net cash (used for) financing activities	(1,107)	(331)	(2,716)	(1,223)

Effect of foreign exchange rate changes on cash and cash equivalents	2	162	(68)	190

Net (decrease) increase in cash and cash equivalents	(218)	153	(2,352)	636
Cash and cash equivalents at beginning of period	1,452	3,433	3,586	2,950
Cash and cash equivalents at end of period	$1,234	$3,586	$1,234	$3,586

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Results - 10

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004
Cash provided by operating activities	$839	$766	$2,442	$2,253

Expenditures for property, plant and equipment	(228)	(226)	(684)	(629)

Free cash flow	$611	$540	$1,758	$1,624

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.